Exhibit 4.1

LXP INDUSTRIAL TRUST,
as Issuer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

Supplemental Indenture No. 4

Dated as of November 13, 2023

$300,000,000
of
6.750% Senior Notes due 2028

 TABLE OF CONTENTS

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Section 3.7	Effect of Fourth Supplemental Indenture	17
Section 3.8	Effect of Headings	17
Section 3.9	Successors and Assigns	17
Section 3.10	Severability Clause	17
Section 3.11	Benefits of Fourth Supplemental Indenture	17
Section 3.12	WAIVER OF JURY TRIAL	17
Section 3.13	Electronic Notices	17
EXHIBIT A	Form of Note	A-1
EXHIBIT B	Form of Notation of Guarantee	B-1

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THIS SUPPLEMENTAL INDENTURE NO. 4, dated as of November 13, 2023 (the “Fourth Supplemental Indenture”), between LXP INDUSTRIAL TRUST, a Maryland real estate investment trust (formerly known as Lexington Realty Trust) (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (as successor to U.S. Bank National Association), as trustee (herein called the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer has heretofore delivered to the Trustee an Indenture dated as of May 9, 2014 (the “Base Indenture”), providing for the issuance by the Issuer from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).

WHEREAS, Section 2.01 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture.

WHEREAS, Section 9.01(i) of the Base Indenture provides for the Issuer and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as provided by Sections 2.01 and 2.02 of the Base Indenture.

WHEREAS, the Board of Trustees of the Issuer, has duly adopted resolutions authorizing the Issuer to execute and deliver this Fourth Supplemental Indenture and issue the Notes; and

WHEREAS, all of the conditions and requirements necessary to make this Fourth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

Article I
RELATION TO BASE INDENTURE; DEFINITIONS SECTION

Section 1.1            Relation to Base Indenture.

This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2            Definitions.

For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

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(1)       Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; provided that, where a term is defined both in this Fourth Supplemental Indenture and in the Base Indenture, the meaning given to such term in this Fourth Supplemental Indenture shall control for purposes of this Fourth Supplemental Indenture and (in respect of the Notes but not any other series of Securities) the Base Indenture; and

(2)       All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fourth Supplemental Indenture.

“Acquired Debt” means Debt of a Person (1) existing at the time such Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer; or (2) assumed by the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer or the date of the related acquisition, as the case may be.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Fourth Supplemental Indenture in accordance with Section 2.5 hereof, as part of the same series as the Initial Notes.

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Authentication Order” has the meaning specified in Section 2.2 hereof.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Consolidated Income Available for Debt Service” means, for any period, Consolidated Net Income of the Issuer and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt, (2) provision for taxes based on income, (3) amortization of debt discount, premium and deferred financing costs, (4) provisions for unrealized gains and losses, (5) impairment losses and gains on sales or other dispositions of properties and other investments, (6) real estate related depreciation and amortization, (7) amortization of right-of-use assets associated with finance leases of property, (8) credit losses recognized on financial assets and certain other instruments not measured at fair value, (9) the effect of any non-recurring non-cash items, (10) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (11) amortization of deferred charges, (12) gains or losses on early extinguishment of debt, (13) gains or losses on derivative financial instruments, and (14) acquisition expenses, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Consolidated Net Income” means, for any period, the amount of net income (or loss) of the Issuer and its Subsidiaries for such period, excluding, without duplication: (1) extraordinary items, and (2) the portion of net income (but not losses) of the Issuer and its Subsidiaries

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allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Issuer or one of its Subsidiaries, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Debt” means, with respect to any Person, any indebtedness of such Person in respect of, without duplication, (1) such Person’s borrowed money or such Person’s indebtedness evidenced by bonds, notes, debentures or similar instruments, in each case, whether or not such Debt is secured by any Lien existing on any property or assets owned by such Person; (2) any other indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of trustees of such Person or, in the case of a Guarantor, by the Issuer’s Board of Trustees or a duly authorized committee thereof) of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with United States generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof). Notwithstanding the foregoing, with respect to the Issuer and its Subsidiaries, “Debt” shall not include Permitted Non-Recourse Guarantees of the Issuer or any of its Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Issuer or any of its Subsidiaries.

“Holder” has the meaning specified in Section 2.4 hereof.

“Indenture” means the Base Indenture together with this Fourth Supplemental Indenture, as may be amended, modified and/or supplemented with respect to the Notes.

“Initial Notes” means the first $300,000,000 aggregate principal amount of Notes issued under this Fourth Supplemental Indenture on the date hereof.

“Interest Payment Date” has the meaning specified in Section 2.4 hereof.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

“Maturity Date” has the meaning specified in Section 2.4 hereof.

“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer or a Subsidiary of the Issuer is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including capital stock) of the joint venture or Subsidiary of the Issuer (or entity in which

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the Issuer or a Subsidiary of the Issuer is the general partner or managing member) that is the borrower and is non-recourse to the Issuer or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer or a Subsidiary of the Issuer is the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the Issuer or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer or a Subsidiary of the Issuer is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”

“Notes” has the meaning specified in Section 2.1 hereof and includes the Initial Notes and any Additional Notes.

“Par Call Date” has the meaning provided in Section 2.10 hereof.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower) under such Non-Recourse Debt in the ordinary course of business of the Issuer or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including capital stock) of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer or a Subsidiary is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the Issuer or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).

“Principal Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of July 5, 2022, among the Issuer, as borrower, each of the lenders party thereto, and KeyBank National Association, as agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Issuer in good faith designates to be the Issuer’s principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Issuer deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an Officers’ Certificate delivered to the Trustee.

“Record Date” has the meaning specified in Section 2.4 hereof.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable, right-of use assets associated with an operating lease, and non-real estate intangibles) of the Issuer and its Subsidiaries, all

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determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Total Unencumbered Assets” means, as of any date, the Total Assets of the Issuer and its Subsidiaries, which are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with United States generally accepted accounting principles; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 2.6(d) hereof, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities

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meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, any right-of-use assets associated with a financing lease, and related intangibles of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Unsecured Debt” means Debt of the Issuer or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Issuer or any of its Subsidiaries.

Article II
THE NOTES SECTION

Section 2.1            Title of the Securities.

There shall be a series of Securities designated the “6.750% Senior Notes due 2028” (the “Notes”).

Section 2.2            Forms Generally.

The Notes shall be issued in the form of a Global Security and DTC shall be the initial Depositary for the Notes. The Notes and the Trustee’s certificate of authentication shall be in the forms set forth in Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, as determined by the Officers of the Issuer executing such Notes, as evidenced by their manual or facsimile execution of such Notes.

In accordance with Section 2.04 of the Base Indenture, upon the execution of this Fourth Supplemental Indenture, and from time to time thereafter, Notes may be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver Notes upon a written order of the Issuer conforming to the signatory requirements of an Officers’ Certificate under Section 1.01 of the Base Indenture (an “Authentication Order”).

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Section 2.3            Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Initial Notes shall be limited to $300,000,000, except as provided in Sections 2.06 and 2.07 of the Base Indenture. The Issuer may, from time to time, subject to Section 2.6 hereof and applicable law, create and issue Additional Notes under the Indenture in accordance with Section 2.5 hereof.

Section 2.4            Interest and Interest Rates; Maturity Date of Notes.

The Notes shall bear interest at 6.750% per annum from and including November 13, 2023 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2024 (each, an “Interest Payment Date”), to the registered holder (each, a “Holder”) in whose name the applicable Notes are registered in the Security Register at the close of business on the May 1 or November 1 immediately preceding such Interest Payment Date (regardless of whether such day is a Business Day), as the case may be (each, a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes shall mature on November 15, 2028 (the “Maturity Date”).

Section 2.5            Issuance of Additional Notes.

The Issuer will be entitled, upon delivery to the Trustee of an Officers’ Certificate, Opinion of Counsel and Authentication Order, subject to its compliance with Section 2.6 hereof, to issue Additional Notes under the Indenture that will have identical terms to and the same CUSIP number as the Initial Notes issued on the date of this Fourth Supplemental Indenture other than with respect to the date of issuance, issue price, the date from which interest initially accrues on such Additional Notes, and if applicable, the first Interest Payment Date. The Initial Notes and any such Additional Notes will constitute a single series of debt securities, and in circumstances in which the Indenture provides for the Holders of Notes to vote or take any action, the Holders of Initial Notes and the Holders of any such Additional Notes will vote or take the action as a single class.

With respect to any Additional Notes, the Issuer will set forth in a Board Resolution and an Officers’ Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(1)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and
(2)	the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.6            Limitations on Incurrence of Debt.

(a)           Limitation on Total Outstanding Debt. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the

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Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles) is greater than 60% of the sum of the following (without duplication): (1) the Issuer’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Issuer’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any Subsidiary of the Issuer since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)               Limitation on Secured Debt. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Fourth Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles) which is secured by a Lien on any of the Issuer’s or its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Issuer’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter covered in the Issuer’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)               Debt Service Test.

(1)	The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters ending with the latest quarter covered in the Issuer’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be, most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles), and calculated on the following assumptions:
(A)	such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of
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its Subsidiaries since the first day of such four- quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)	the repayment or retirement of any other Debt (other than Debt repaid or retired with the proceeds of any other Debt, which repayment or retirement shall be calculated pursuant to the immediately preceding clause (A) and not this clause (B)) of the Issuer or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and
(C)	in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
(2)	If the Debt giving rise to the need to make the calculation described in Section 2.6(c)(1) hereof or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 2.6(c) hereof, Debt will be deemed to be incurred by the Issuer or any of its Subsidiaries whenever the Issuer or any of its Subsidiaries shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

(d)               Maintenance of Total Unencumbered Assets. The Issuer and its Subsidiaries will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Unsecured

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Debt determined on a consolidated basis in accordance with United States generally accepted accounting principles.

Section 2.7            Insurance.

The Issuer will, and will cause each of its Subsidiaries to, keep in force upon all of the Issuer’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible insurance companies in such amounts and covering all such risks as is customary in the industry in which the Issuer and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.8            Maintenance of Properties.

The Issuer will cause all of its and its Subsidiaries’ material properties used or useful in the conduct of the business of the Issuer or any of its Subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and the Issuer will cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Issuer’s judgment may be necessary in order for the Issuer to at all times properly and advantageously conduct its business carried on in connection with such properties; provided, however, that nothing in this Section 2.8 shall prevent the Issuer or any of its Subsidiaries from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in the best interests of the Issuer, (2) discontinuing maintenance or operation of any property if, in the judgment of the Issuer, doing so is in the best interests of the Issuer and is not disadvantageous in any material respect to the Holders of the Notes, or (3) selling or otherwise disposing of any properties for value in the ordinary course of business.

Section 2.9            Payment of Taxes and Other Claims. The Issuer will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all taxes, assessments and governmental charges levied or imposed on the Issuer or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that the Issuer will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.10        Optional Redemption. The provisions of this Section 2.10 apply solely with respect to the Notes and all references to Holders in this Section 2.10 shall be solely to Holders of the Notes. The Notes shall be redeemable at the Issuer’s option prior to the Maturity Date in accordance with this Section 2.10 and Sections 3.01, 3.02 and 3.03 of the Base Indenture (as amended by this Section 2.10).

(a)               Prior to October 15, 2028 (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

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(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b)               If a Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

(c)               The Issuer shall not redeem the Notes pursuant to Section 2.10(a) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(d)               Section 3.02(a) of the Base Indenture is hereby amended with respect to the Notes only by changing, in the first sentence thereof, the number “30” to the number “10.”

(e)               Section 3.02(e) of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“(e)     In the case of a partial redemption, selection of Notes in the form of Definitive Securities or portions of a Global Security for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. For so long as the Notes are held by DTC (or another Depositary), the selection of Notes for partial redemption shall be done in accordance with the policies and procedures of the Depositary.”

Section 2.11        Guarantees.

(a)           In accordance with Section 15.04 of the Base Indenture, the Issuer will cause each Subsidiary of the Issuer that is a domestic Subsidiary of the Issuer that becomes a Principal Credit Agreement Obligor on or after the date hereof, to, within 60 days of becoming a Principal Credit Agreement Obligor, execute and deliver to the Trustee a supplemental indenture

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pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis and all other obligations under the Indenture. Such Guarantor shall be automatically and unconditionally released from its Guarantee pursuant to Section 15.03 of the Base Indenture.

(b)         In accordance with Section 15.02 of the Base Indenture, each Guarantor shall also execute a notation of Guarantee substantially in the form of Exhibit B supplemental hereto, which shall be endorsed on each Note authenticated and delivered by the Trustee.

Section 2.12        No Sinking Fund.

The provisions of Sections 3.04, 3.05 and 3.06 of the Base Indenture shall not be applicable to the Notes.

Section 2.13        Conflict with Trust Indenture Act.

If any provision of the Indenture limits, qualifies or conflicts with another provision of the Indenture, which is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 2.14        Covenant Defeasance. Section 12.03 of the Base Indenture is hereby amended with respect to the Notes only by changing, in the first sentence thereof, the reference to “Section 4.05 and 4.08 and Article X hereof” to “Section 4.05, Section 5.04 and Article X of the Base Indenture and Sections 2.6, 2.7, 2.8 and 2.9 of the Fourth Supplemental Indenture.”

Section 2.15        No Recourse. Section 13.01 of the Base Indenture is hereby amended by changing, in the first sentence thereof, the reference to “Article XVI hereof” to “Article XV hereof.”

Section 2.16            Satisfaction and Discharge. The first paragraph of Section 11.01 of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“This Indenture shall cease to be of further effect (except as to any surviving rights of transfer or exchange of Securities herein expressly provided for and except as further provided below), and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when (a) either: (1) all Securities of a series theretofore authenticated theretofore authenticated and delivered (other than (i) such Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 11.04 hereof and (ii) such Securities for whose payment moneys have theretofore been deposited in trust and thereafter repaid to the Issuer as provided in Section 11.04 hereof) have been delivered to the Trustee for cancellation; or (2) all such Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, whether at the maturity date, or otherwise, or (ii) are to be called for redemption under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer, in the case of clause (1) or (2) above, has irrevocably deposited or caused to be irrevocably deposited

12

with the Trustee or a Paying Agent (other than the Issuer or any of its Affiliates), as applicable, as trust funds in trust cash in an amount sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of such Securities which have become due and payable) or to the maturity date or Redemption Date, as the case may be; provided, however, that there shall not exist, on the date of such deposit, a Default or Event of Default; provided, further, that such deposit shall not result in a breach or violation of, or constitute a Default under, this Indenture or any other agreement or instrument to which the Issuer is a party or to which the Issuer is bound; (b) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer; and (c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.”

Section 2.17        Supplemental Indentures Without the Consent of Securityholders.

(a)         Section 9.01(a) of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“(a) to evidence a successor to the Issuer as obligor or a Guarantor as guarantor under this Indenture, or successive successors, and the assumption by any such successor of the covenants of the Issuer or any Guarantor, in a transaction permitted by Article X;”

(b)         Section 9.01 of the Base Indenture is hereby amended with respect to the Notes only by deleting “or” in clause (o) and inserting the following clauses (q) and (r) after clause (p):

“(q) to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Securities when such release, termination or discharge is permitted by this Indenture; or

(r) to add or change any provisions of this Indenture to such extent as is necessary to permit or facilitate the issuance of Securities in uncertificated form; provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, and such additions and changes to not have an adverse effect on the Holders of the Securities in any material respect.”

Section 2.18        Events of Default.

(a)         Section 6.01(e) of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“(e) failure to pay any recourse indebtedness for money borrowed by the Issuer or any Material Subsidiary of the Issuer in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within sixty (60) days after written notice to the

13

Issuer from the Trustee (or to the Issuer and the Trustee from Holders of at least twenty-five percent (25%) in principal amount of the outstanding series of Securities); or”

(b)          Section 6.01(g) of the Base Indenture is hereby amended with respect to the Notes only by changing, in the final sentence thereof, the number “thirty (30)” to the number “sixty (60).”

(c)          Section 6.01(h) of the Base Indenture is hereby amended with respect to the Notes only by changing, in the final sentence thereof, the number “thirty (30)” to the number “sixty (60).”

Section 2.19        Payments of Securities on Default.

(a)          The first paragraph of Section 6.02 of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“The Issuer covenants that in the case of an Event of Default pursuant to Section 6.01(a) or 6.01(b) hereof, upon demand of the Trustee, the Issuer will pay to the Trustee, for the benefit of the Holders of the Securities, (i) the whole amount that then shall be due and payable on all such Securities for principal and premium, if any, or interest, as the case may be, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of accrued and unpaid interest at the rate borne by the Securities and, (ii) in addition thereto, any amounts due the Trustee hereunder. Until such demand by the Trustee, the Issuer may pay the principal of and premium, if any, and interest on the Securities to the registered Holders of the Securities, whether or not the Securities are overdue.”

(b)          Clause SECOND of Section 6.03 of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“SECOND: In case the principal of the outstanding Securities shall not have become due and be unpaid, to the payment of accrued and unpaid interest, if any, on the Securities in default in the order of the maturity of the installments of such interest, with interest (to the extent that such interest has been collected by the Trustee) as provided in Section 6.02 hereof upon the overdue installments of interest at the applicable interest rate, such payments to be made ratably to the Persons entitled thereto;”

Section 2.20        Proceedings by Securityholders. The first paragraph of Section 6.04 of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“No Holder of any Security shall have any right by virtue of or by reference to any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, except in the case of a default in the payment of principal, premium, if any, or interest on such Securities, unless (a) such Holder previously shall have given to the Trustee written

14

notice of an Event of Default and of the continuance thereof, as hereinbefore provided, (b) the Holders of at least twenty five percent (25%) in aggregate principal amount of such Securities then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable security or indemnity as it may require against the costs, liabilities or expenses to be incurred therein or thereby, (c) the Trustee for ninety (90) calendar days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and (d) no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 6.07 hereof; it being understood and intended, and being expressly covenanted by the taker and Holder of every such Security with every other taker and Holder and the Trustee, that no one or more Holders of such Securities shall have any right in any manner whatever by virtue of or by reference to any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder of such Securities, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of such Securities (except as otherwise provided herein). For the protection and enforcement of this Section 6.04, each and every such Securityholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.”

Section 2.21        Notice.

(a)           Section 16.03 of the Base Indenture is hereby amended with respect to the Notes to substitute Hogan Lovells US LLP for each instance of Paul Hastings LLP. The address that copies are to be directed to is as follows:

Hogan Lovells US LLP
555 Thirteenth Street, NW

Washington, DC 20004
Facsimile No.: (202) 637-5910
Attention: Michael McTiernan

(b)          The penultimate paragraph of Section 16.03 of the Base Indenture is hereby amended and restated with respect to the Notes only as follows:

“Any notice or communication to a Holder of a Definitive Security shall be mailed by first class mail, postage prepaid, at such Securityholder’s address as it appears on the Security Register and any notice or communication to a Holder of a Global Security shall be given to the Depositary in accordance with its applicable procedures. Any notice or communication to a Holder of a Security shall be sufficiently given to such Securityholder if so mailed or transmitted within the time prescribed. The Depositary shall provide notice to holders of beneficial interest in a Global Security in accordance with its procedures.”

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Article III
MISCELLANEOUS PROVISIONS SECTION

Section 3.1            Ratification of Base Indenture.

Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 3.2            Governing Law.

This Fourth Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act and shall, to the extent applicable, be governed by such provisions.

Section 3.3            Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile, PDF transmission or other electronic transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture and signature pages for all purposes.

Section 3.4            Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, the Notes or any Guarantee. The statements and recitals herein are deemed to be those of the Issuer and not of the Trustee. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, any Guarantee and of this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.5            Corporate Trust Office.

The Trustee hereby notifies the Issuer that its corporate trust business is principally administered at its office located at 100 Wall Street, Suite 600, New York, New York 10005 and, therefore, pursuant to the Indenture, the Corporate Trust Office is such office.

Section 3.6            Failure or Delay in Performance.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software

16

and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 3.7            Effect of Fourth Supplemental Indenture.

This Fourth Supplemental Indenture is a supplemental indenture within the meaning of Section 9.01 of the Base Indenture, and the Base Indenture shall be read together with this Fourth Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Fourth Supplemental Indenture were contained in the same instrument. In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Fourth Supplemental Indenture; provided that the provisions of this Fourth Supplemental Indenture apply solely with respect to the Notes.

Section 3.8            Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.9            Successors and Assigns.

All covenants and agreements in the Indenture by the Issuer, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

Section 3.10        Severability Clause.

In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.11        Benefits of Fourth Supplemental Indenture.

Nothing in the Indenture or in the Notes, express or implied, shall give to any Person, other than the parties thereto, any benefit or any legal or equitable right, remedy or claim under the Indenture or the Notes.

Section 3.12        WAIVER OF JURY TRIAL.

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE BASE INDENTURE (TO THE EXTENT IT RELATES TO THE NOTES), THE NOTES, ANY GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.13        Electronic Notices.

17

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

 IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

18

ISSUER:

LXP INDUSTRIAL TRUST, a Maryland real estate investment trust, as Issuer of the Notes

By:	/s/ Joseph Bonventre
	Name:	Joseph Bonventre
	Title:	Executive Vice President, Chief Operating Officer, General Counsel, and Secretary

 [Signature Page to Fourth Supplemental Indenture]

19

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Michelle Mena-Rosado
Name:	Michelle Mena-Rosado
Title:	Vice President

 [Signature Page to Fourth Supplemental Indenture]

20

EXHIBIT A

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE BASE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05(a) OF THE BASE INDENTURE, (3) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.08 OF THE BASE INDENTURE AND (4) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-1

  [Form of Face of Note]

LXP Industrial TRUST
6.750% Senior Notes due 2028

No. [●]

CUSIP No.:        529043 AF8

 ISIN:                   US529043AF83

 $300,000,000

LXP Industrial Trust, a Maryland real estate investment trust (herein called the “the Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000), or such lesser amount as is set forth in the Schedule of Increases or Decreases In Global Security on the other side of this Note, on November 15, 2028 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on May 15 and November 15 of each year, commencing May 15, 2024, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 6.750%, from the May 15 or November 15, as the case may be, next preceding the date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from and including November 13, 2023 until payment of said principal sum has been made or duly provided for. The Issuer shall pay interest on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Security Register, or on any Global Security by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Issuer shall pay interest to Holders of record as of the May 1 or November 1 preceding the applicable Interest Payment Date, in accordance with the terms of the Indenture.

The Issuer promises to pay interest on overdue principal, premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) interest at the rate borne by the Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

A-2

 IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: November 13, 2023

LXP INDUSTRIAL TRUST

By:
Name:	Joseph Bonventre
Title:	Executive Vice President, Chief Operating Officer, General Counsel, and Secretary
A-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: November 13, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory
A-4

 [FORM OF REVERSE SIDE OF NOTE]

LXP INDUSTRIAL Trust

6.750% Senior Notes due 2028

This Note is one of a duly authorized issue of a series of Securities of the Issuer, designated as its 6.750% Senior Notes due 2028 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of May 9, 2014 (the “Base Indenture”), by and between the Issuer and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of November 13, 2023 (the “Fourth Supplemental Indenture”), between the Issuer and the Trustee (the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, and as may otherwise be amended and/or modified from time to time, the “Indenture”), to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, any Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 6.01(f), 6.01(g) or 6.01(h) of the Base Indenture with respect to the Issuer) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 6.01(f), 6.01(g) or 6.01(h) of the Base Indenture occurs with respect to the Issuer, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.02 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

A-5

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 2.10 of the Fourth Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except as expressly provided in Article XV of the Base Indenture, no recourse for the payment of the principal of or, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, trustee, director or subsidiary, as such, past, present or future, of any Guarantor, the Issuer or any of the Issuer’s Subsidiaries or of any successor thereto, either directly or through any Guarantor, the Issuer or any of the Issuer’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________
Your Signature:

(Sign exactly as your name appears on the face of this Note)

*Signature Guarantee:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-7

Schedule of Increases or Decreases In Global Security *

The following increases and decreases in this Global Security, have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Security	Amount of increase in Principal Amount at maturity of this Global Security	Principal Amount at maturity of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

A-8

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

[DATE]

The guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated May 9, 2014, (the “Base Indenture”), by and between the Issuer (as defined below) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of November 13, 2023 (the “Fourth Supplemental Indenture”), between the Issuer and the Trustee and [REFERENCE APPLICABLE SUPPLEMENTAL INDENTURE GUARANTOR MUST EXECUTE] (the Base Indenture, as so amended and supplemented, the “Indenture”), has irrevocably and unconditionally, jointly and severally, guaranteed on a senior unsecured basis the Guarantee Obligations (as defined in Section 15.01 of the Base Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the 6.750% Senior Notes due 2028 (the “Notes”) of LXP Industrial Trust, a Maryland real estate investment trust (the “Issuer”), whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article XV of the Base Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XV of the Base Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

Except as expressly provided in Article XV of the Base Indenture, no recourse for the payment of the principal of or, premium, if any, or interest on the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Guarantor in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, trustee, director or subsidiary, as such, past, present or future, of the Guarantor or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of this Guarantee.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

B-1

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not a guarantee of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been signed, in the name and on behalf of the Trustee under the Indenture, manually by one of the authorized officers of the Trustee under the Indenture or as otherwise permitted under the Indenture.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE XV OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

 IN WITNESS WHEREOF, the Guarantor has caused this notation of Guarantee to be duly executed as of the day and year first above written.

SUBSIDIARY GUARANTOR:

[_____], a [_____] [_____], as a Subsidiary Guarantor

By:
Name:
Title:
B-2